Corindus Vascular Robotics, Inc. S-1/A

Exhibit 5.1

December 8, 2014

Corindus Vascular Robotics, Inc.
309 Waverley Oaks Rd., Suite 105
Waltham, MA 02452

Ladies and Gentlemen:

In connection with the possible sale by certain stockholders of Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”), of up to an aggregate of 10,666,570 shares (the “Shares”) of Common Stock, $.0001 par value per share, of the Company pursuant to its Registration Statement on Form S-1 (the “Registration Statement”) which is being filed by the Company with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended, certain legal matters with respect to the Shares are being passed upon for the Company by us as special Nevada local corporate counsel. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i.                     The articles of incorporation and bylaws of the Company as are currently in effect.

ii.                    A certificate of officers of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and a committee thereof.

iii.                  The Securities Purchase Agreement dated as of September 12, 2014 as amended by the Amendment To Securities Purchase Agreement dated as of September 15, 2014 by and among the Purchasers listed on Schedule A thereto and the Company (collectively, the “Securities Purchase Agreement”).

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We also have assumed the accuracy of a certificate of officers of the Company as to matters of fact.

Corindus Vascular Robotics, Inc.

December 8, 2014

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. This opinion is limited to the laws of the State of Nevada and we express no opinion as to the laws of any other state, federal laws of the United States of America, or any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus forming part of that Registration Statement.

Very truly yours, s/ EMMEL & KLEGERMAN PC

cc: McDermott Will & Emery LLP